November 7, 2011
Medium-Term Notes, Series D
Offering Summary No. 2011-MTNDG0142, Relating to Preliminary Pricing Supplement No. 2011-MTNDG0142 dated November 7, 2011
Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433
Citigroup Funding Inc. Buffered Return Optimization Securities
Linked to the iShares® MSCI Emerging Markets Index Fund due on or about November 21, 2013

Investment Description
Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Citigroup Funding Inc. (the “Issuer”) linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund. We refer to the iShares® MSCI Emerging Markets Index Fund as the “Fund”, shares of the Fund to which these Securities are linked as the “Underlying Equity” and the MSCI Emerging Markets Index as the “Underlying Index.” If the Underlying Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Multiplier of 3.00, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 31.50% and 35.50%.  If the Underlying Return is zero or negative, but the Underlying Equity has not declined by a percentage more than the Buffer Amount of 10%, the Issuer will repay your principal amount at maturity.  However, if the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the 10% Buffer Amount, the Issuer will repay less than the full principal amount, resulting in a loss of principal that is equal to the negative Underlying Return in excess of the 10% Buffer Amount. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities, and you will not be entitled to receive any dividends paid with respect to the Underlying Equity, the stocks or other securities held by the Fund or the stocks that constitute the Underlying Index. You may lose up to 90% of the principal amount of the Securities.  The downside market exposure to the Underlying Equity is buffered only if you hold the Securities until maturity.  Any payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc., the Issuer’s parent company. Therefore, all payments on the Securities, including any repayment of the principal amount, are subject to the credit risk of Citigroup Inc.  If the Issuer and Citigroup Inc. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities, and you could lose your entire investment.

Features	Key Dates*
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Underlying Return, up to the Maximum Gain.  If the Underlying Return is negative, investors will be exposed to any decline in the Underlying Equity from the Trade Date to the Final Valuation Date in excess of the 10% Buffer Amount.
❑ Buffered Downside Market Exposure: If the Underlying Return is zero or negative and the Underlying Equity has not declined by a percentage more than the Buffer Amount, the Issuer will repay the principal amount at maturity. However, if the Underlying Equity has declined by a percentage more than the Buffer Amount, meaning the Underlying Return is less than -10%, the Issuer will repay less than the full principal amount, resulting in a loss of principal to investors that is equal to the negative Underlying Return in excess of the Buffer Amount. The downside market exposure to the Underlying Equity is buffered only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of principal, is subject to the credit risk of Citigroup Inc.

Trade Date: November 15, 2011
Settlement Date: November 18, 2011
Final Valuation Date**: November 15, 2013
Maturity Date: November 21, 2013

*      Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.

**     Subject to postponement for non-trading days  and market disruption events as described under “Description of the Securities—Payment at Maturity” in the preliminary pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP FUNDING INC. OR ITS PARENT COMPANY, CITIGROUP INC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE FWP-4, ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ IN THE PRELIMINARY PRICING SUPPLEMENT AND “RISK FACTORS” IN THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.
Security Offering
We are offering Buffered Return Optimization Securities linked to the iShares® MSCI Emerging Markets Index Fund. The return on the Securities is subject to, and will be limited by the predetermined Maximum Gain.  The actual Maximum Gain, related maximum payment at maturity and Initial Price will be determined on the Trade Date. The Securities will be offered at a minimum investment of 100 Securities. The principal amount is $10.00 per Security.  The Issue Price is $10.00 per Security for brokerage accounts and $9.80 per Security for advisory accounts.  See “Supplemental Plan of Distribution.”

Offering	Buffer Amount	Maximum Gain	Maximum Payment at Maturity (per $10.00 principal amount Security)	Initial Price	Multiplier	CUSIP	ISIN
Securities linked to the iShares® MSCI Emerging Markets Index Fund (EEM)	10%	31.50% to 35.50%	$13.15 to $13.55	●	3.00	17317U485	US17317U4857

See “Additional Information about Citigroup Funding Inc. and the Securities” on page FWP-2 of this offering summary.  The Securities will be subject to the terms specified in the preliminary pricing supplement dated November 7, 2011, the prospectus and prospectus supplement dated May 12, 2011 and this offering summary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this offering summary is truthful or complete.   Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public1	Underwriting Fee1	Proceeds to Citigroup Funding Inc.
Per Security	$10.00	$0.20	$9.80
Total	$●	$●	$●
1 Citigroup Global Markets Inc., an affiliate of the Issuer and the underwriter of the sale of the Securities, will receive an underwriting fee of $0.20 for each Security sold in this offering.  Citigroup Global Markets Inc. will pay UBS Financial Services Inc. a selling concession of $0.20 for each Security it sells to brokerage accounts.  With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines. You should refer to “Risk Factors” and “Supplemental Plan of Distribution” in this offering summary for more information.

Citigroup		UBS Financial Services Inc.

Additional Information about Citigroup Funding Inc. and the Securities
Citigroup Funding Inc., the Issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

You should read this offering summary together with the preliminary pricing supplement dated November 4, 2011 and the prospectus and prospectus supplement dated May 12, 2011 relating to Citigroup Funding Inc.’s Series D Medium-Term Senior Notes program, of which these Securities are a part.  You should carefully consider, among other things, the matters set forth in “Risk Factors Relating to the Securities” in the preliminary pricing supplement and “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

❑	Preliminary pricing supplement dated November 7, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095010311004645/dp27089_424b2-0142.htm

❑	Prospectus and prospectus supplement dated May 12, 2011:

http://sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

References to “Citigroup Funding,” ”we,” “our” and “us” refer only to Citigroup Funding Inc.  In this document, “Securities” refers to the Buffered Return Optimization Securities linked to the iShares® MSCI Emerging Markets Index Fund that are offered hereby, unless the context otherwise requires.

Investor Suitability
The Securities may be suitable for you if:
♦        You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount of the Securities.
♦        You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the Underlying Equity, subject to the Buffer Amount.
♦        You seek an investment with a return linked to the performance of the Underlying Equity, and you believe the Underlying Equity will appreciate over the term of the Securities but that any such appreciation is unlikely to exceed the Maximum Gain.
♦        You understand and accept that your return on the Securities is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).
♦        You are willing to forego dividends paid on the Underlying Equity, the stocks and other securities held by the Fund and/or the stocks included in the Underlying Index and do not seek current income from this investment.
♦        You are willing to hold the Securities to maturity, a term of approximately 2 years, and you are not seeking an investment for which there will be an active secondary market.
♦        You are willing to assume the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments that become due under the Securities, and understand that if Citigroup Funding Inc. and Citigroup Inc. default on their payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:
♦    You do not fully understand the risks inherent in an investment in the Securities, including the loss of up to 90% of the principal amount of the Securities.
♦    You cannot tolerate the loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as the Underlying Equity, subject to the Buffer Amount.
♦    You do not seek an investment with exposure to the Underlying Equity.
♦    You believe the Underlying Equity will depreciate over the term of the Securities, or you believe the Underlying Equity will appreciate over the term of the Securities by more than the Maximum Gain.
♦    You seek an investment that is exposed to the full potential appreciation of the Underlying Equity, without a cap on participation.
♦    You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).
♦    You are unable or unwilling to hold the Securities to maturity, a term of approximately 2 years, and seek an investment for which there will be an active secondary market.
♦    You prefer to receive dividends paid on the Underlying Equity, the stocks and other securities held by the Fund and/or the stocks included in the Underlying Index or seek current income from this investment.
♦    You prefer the lower risk of fixed-income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦    You are not willing or are unable to assume the credit risk associated with Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments that become due under the Securities, for any amount owed on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ‘‘Key Risks” beginning on page FWP-4, ‘‘Risk Factors Relating to the Securities” in the preliminary pricing supplement and “Risk Factors” in the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms		Investment Timeline
Issuer:	Citigroup Funding Inc.
The Initial Price is determined.  The Maximum Gain is set.

The Final Price and Underlying Return are determined as of the Final Valuation Date.

♦    If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10.00 principal amount Security would be calculated as follows:

$10.00 + [$10.00 × the lesser of (a)
Underlying Return × Multiplier and (b) the
Maximum Gain]

♦    If the Underlying Return is zero or negative but the Underlying Equity has not declined by a percentage more than the Buffer Amount, the Issuer will repay the full principal amount at maturity.
♦    If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount, the Issuer will repay less than the full principal amount at maturity resulting in a loss of principal to investors that is equal to the depreciation of the Underlying Equity in excess of the Buffer Amount from the Trade Date to the Final Valuation Date.  Accordingly, the payment at maturity per $10.00 principal amount Security would be calculated as follows:

$10.00 + [$10.00 x (Underlying Return + 10%)]

Under these circumstances, you may lose up to 90% of your principal amount.

Guarantor:
Any payments that become due on the Securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; therefore all payments on the Securities are subject to the creditworthiness of Citigroup Inc.  In addition, because the Securities do not guarantee the repayment of the principal amount, you may receive an amount at maturity that is up to 90% less than the principal amount of the Securities.

Issue Price:	$10.00 per Security for brokerage accounts; $9.80 per Security for advisory accounts. See “Supplemental Plan of Distribution.”
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	Approximately 2 years
Underlying Equity:	Shares of the iShares® MSCI Emerging Markets Index Fund, the performance of which will determine your Payment at Maturity
Fund:	iShares® MSCI Emerging Markets Index Fund
Underlying Index:	MSCI Emerging Markets Index
Buffer Amount:	10%
Multiplier:	3.00
Maximum Gain:	31.50% to 35.50%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10.00 principal amount Security) :
♦    If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10.00 principal amount Security would be calculated as follows:

$10.00 + [$10.00 × the lesser of (a) Underlying Return × Multiplier and (b) the Maximum Gain]

♦    If the Underlying Return is zero or negative but the Underlying Equity has not declined by a percentage more than the Buffer Amount, the Issuer will repay the full principal amount at maturity.
♦    If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of principal to investors that is equal to the depreciation of the Underlying Equity in excess of the Buffer Amount from the Trade Date to the Final Valuation Date.  Accordingly, the payment at maturity per $10.00 principal amount Security would be calculated as follows:
$10.00 + [$10.00 x (Underlying Return + 10%)]

Your principal is exposed to any depreciation of the Underlying Equity beyond the Buffer Amount, and you may lose up to 90% of the principal amount at maturity.

Underlying Return:	Final Price-Initial Price Initial Price
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDIT RISK OF CITIGROUP INC.  IF CITIGROUP FUNDING INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Initial Price:	The closing price of the Underlying Equity on the Trade Date.
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date.
Calculation Agent:	Citigroup Global Markets Inc.
Clearing and Settlement:	DTC
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)

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Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below. We urge you to read the explanation of risks relating to the Securities below and in the section titled “Risk Factors” in the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦
You Risk Losing up to 90% of the Principal Amount — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities.  The Issuer will only pay you the principal amount of your Securities if the Initial Price has not declined from the Final Price by a percentage more than the Buffer Amount of 10% and will only make such payment at maturity.  If the Final Price has declined from the Initial Price by a percentage more than the Buffer Amount, meaning the Underlying Return is less than -10%, the Issuer will pay you less than the full principal amount, resulting in a loss of the principal amount that is equal to the depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.  Accordingly, if the Underlying Equity has declined by more than 10% from the Initial Price over the term of the Securities, you risk losing 90% of your principal amount.

♦
No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Equity from the Trade Date to the Final Valuation Date, subject to the Maximum Gain.

♦
Downside Market Exposure to the Underlying Equity is Buffered Only If You Hold the Securities to Maturity — The Issuer will pay you at least the principal amount of your Securities under the certain limited circumstances described in this offering summary only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Underlying Equity has not declined by more than 10%.  You should be willing to hold your Securities to maturity. The buffered downside market exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

♦
The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Underlying Equity’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier only if you hold your Securities to maturity.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 31.50% to 35.50% per Security, resulting in a maximum payment at maturity of $13.15 to $13.55 per Security. The actual Maximum Gain and, therefore, the maximum payment at maturity, will be set on the Trade Date. Although the Multiplier provides for a return of three times any increase in the Final Price over the Initial Price, because the payment at maturity will be limited by the Maximum Gain, any increase in the Final Price over the Initial Price by more than 10.50% to 11.83% (one third the Maximum Gain, as determined on the Trade Date) of the Initial Price will not increase the return on the Securities.  As a result, your return on the Securities may be less than the return on a hypothetical direct investment in the Underlying Equity.

♦
The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities – Investors are dependent on the ability of Citigroup Inc., the Issuer’s parent company and the guarantor of any payments that become due on the Securities, to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Securities.

♦
Volatility of the Underlying Equity — Historically, the price of the Underlying Equity has been volatile. From January 3, 2006 to November 4, 2011, the closing price of the Underlying Equity has been as low as $18.22 and as high as $55.64.  The volatility of the Underlying Equity may result in your receiving a payment at maturity that is less than the $10.00 principal amount of each Security and possibly as low as $1.00 per Security, even if the Underlying Equity has appreciated over one or more periods during the term of the Securities before depreciating to below the Initial Price on the Final Valuation Date.

♦
Potential for a Lower Comparative Yield — The Securities do not pay any periodic interest.  As a result, if the Final Price does not increase sufficiently from the Initial Price, taking into account the Multiplier, the effective yield on the Securities will be less than that which would be payable on a conventional fixed-rate debt security of the Issuer (whose payments would be guaranteed by Citigroup Inc.) of comparable maturity.

♦
The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors — Several factors will influence the value of the Securities in the secondary market and the price at which Citigroup Global Markets Inc. (“Citigroup Global Markets”) may be willing to purchase or sell the Securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the Underlying Equity; the dividend yields of the Underlying Equity, the stocks and other securities held by the Fund and the stocks that constitute the Underlying Index; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Underlying Equity or equities markets generally and that may affect the Final Price, exchange rates of the U.S. dollar relative to the currencies in which the stocks and other securities held by the Fund and/or that compose the Underlying Index trade; interest and yield rates in the market; time remaining until the Securities mature; the occurrence of certain events affecting the Underlying Equity that may or may not require an adjustment to the closing price of the Underlying Equity; and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The price of

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the Underlying Equity may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “iShares® MSCI Emerging Markets Index Fund—Historical Information” below.  You may receive less, and possibly significantly less, than the principal amount of the Securities if you try to sell your Securities prior to maturity.

♦
The Payment at Maturity on Your Securities Is Not Based on the Price of the Underlying Equity at Any Time Other than the Final Valuation Date — The Final Price and the Underlying Return will be based solely on the closing price of the Underlying Equity on the Final Valuation Date (subject to adjustments as described in the preliminary pricing supplement). Therefore, if the closing price of the Underlying Equity drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing price of the Underlying Equity at a time prior to such drop. Although the closing price of the Underlying Equity on the Maturity Date or at other times during the life of your Securities may be higher than the closing price of the Underlying Equity on the Final Valuation Date, you will not benefit from the closing price of the Underlying Equity at any time other than the Final Valuation Date.

♦
Investing in the Securities Is Not Equivalent to Investing in the Underlying Equity, the Securities Held by the Fund or the Stocks that Constitute the Underlying Index — Investing in the Securities is not equivalent to investing in the Underlying Equity, any securities held by the Fund or the stocks that constitute the Underlying Index.  Investors in the Securities will not have voting rights or rights to receive any dividends paid with respect to the Underlying Equity, any securities held by the Fund or the stocks that constitute the Underlying Index.  As of November 4, 2011, the Underlying Equity had a trailing 12-month dividend yield of 2.05%.  If this dividend yield remained constant for the term of the Securities, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 4.10% (calculated on a simple interest basis) over the approximately 2-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the Securities.

♦
The Price of the Underlying Equity Is Subject to Currency Exchange Risk — Because the price of the Underlying Equity is related to the U.S. dollar value of stocks composing the Underlying Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Underlying Index, the price of the Underlying Equity will be adversely affected and the payment at maturity on the Securities may be reduced. Of particular importance to potential currency exchange risk are existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States of America. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

♦
The Securities Are Subject to Risks Associated with Emerging Markets Equity Securities — The stocks composing the Underlying Index and that are generally tracked by the Fund have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Adjustments to the Fund or to the Underlying Index Could Adversely Affect the Value of the Securities — The investment advisor to the Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks and other securities held by the Fund. The Investment Advisor may change its investment strategy at anytime. Any of these actions could adversely affect the closing price of the Underlying Equity and, consequently, the value of the Securities. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the Underlying Index. MSCI may add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes that could adversely affect the closing price of the Underlying Equity and, consequently, the value of the Securities.

♦
The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Securities in secondary market transactions will likely be lower than the

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Issue Price, since the Issue Price will include, and secondary market prices are likely to exclude, the cost of hedging our obligations under the Securities, and, for brokerage accounts, underwriting fees paid with respect to the Securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

♦
The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index Are Different — The performance of the Underlying Equity may not exactly replicate the performance of the Underlying Index because the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Underlying Index. It is also possible that the Underlying Equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Underlying Equity and the stocks that constitute the Underlying Index or due to other circumstances. Additionally, the performance of the Underlying Equity may diverge from the performance of the Underlying Index because the Fund will not necessarily hold all of the securities included in the Underlying Index and may invest up to 10% of its assets in securities not included in the Underlying Index and in derivative contracts.

♦
The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. Citigroup Global Markets may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦
The Anti-Dilution Adjustments Do Not Cover Every Event That Could Affect the Underlying Equity — Citigroup Global Markets, as Calculation Agent, will adjust the Initial Price for certain events affecting the Underlying Equity. However, the Calculation Agent will not make an adjustment for every event that could affect the Underlying Equity. If an event occurs that does not require the Calculation Agent to adjust the amount payable at maturity, the market price of the Securities and the amount payable at maturity may be materially and adversely affected.

♦
The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities — Citigroup Global Markets, the Calculation Agent, is an affiliate of ours. As Calculation Agent, Citigroup Global Markets will determine the Initial Price, the Final Price and the Underlying Return and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of a delisting of or suspension of trading in the Underlying Equity and the calculation of the Final Price in the event of a market disruption event or termination of the Fund, may adversely affect the payment to you at maturity.

♦
Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities — One or more of our affiliates expect to hedge our obligations under the Securities and will carry out hedging activities related to the Securities (and other instruments linked to the Underlying Equity or the Underlying Index), including trading in the Underlying Equity, the stocks that constitute the Underlying Index and/or in instruments, such as options, swaps or futures, related to the Underlying Equity, the Underlying Index and/or the stocks that constitute the Underlying Index.  Our affiliates also trade in the Underlying Equity, the stocks that constitute the Underlying Index and other financial instruments related to the Underlying Equity, the Underlying Index and the stocks that constitute the Underlying Index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Price and, therefore, could increase the price at which the Underlying Equity must close on the Final Valuation Date before an investor receives a payment at maturity that exceeds the Issue Price of the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the closing price of the Underlying Equity on the Final Valuation Date and, accordingly, the amount of cash an investor will receive at maturity.

♦
We Have No Affiliation With the Fund, the Issuers of the Securities Held by the Fund or the Sponsor of the Underlying Index — We are not currently affiliated with the Fund or the sponsor of the Underlying Index and, to our knowledge, we are not currently affiliated with any issuers of the securities held by the Fund. We assume no responsibility for the adequacy of the information about the Underlying Equity, the Underlying Index and the issuers of the securities held by the Fund contained in this offering summary. You should make your own investigation into the Fund, the Underlying Index and the issuers of the securities held by the Fund. We are not responsible for the Fund's and the sponsor of the Underlying Index’s public disclosure of information or the public disclosure of the issuers of the securities held by the Fund, whether contained in SEC filings or otherwise.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. As described above under “United States Federal Tax Considerations,” even if the treatment of the Securities as prepaid forward contracts is respected, the Securities may be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the Securities could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the

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deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of the accompanying preliminary pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

♦
Potentially Inconsistent Research, Opinions or Recommendations by Citigroup Global Markets, UBS Financial Services Inc. or Their Respective Affiliates — Citigroup Global Markets, UBS Financial Services Inc. (“UBS”) or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity.

Hypothetical Examples and Return Table of the Securities at Maturity
The following table and hypothetical examples are based on a principal amount per Security of $10.00, a Multiplier of 3.00 and a Buffer Amount of 10% and assume an Initial Price of $41.19 and a Maximum Gain of 33.50% (the midpoint of the range of 31.50% to 35.50%).  The actual Initial Price and Maximum Gain will be determined on the Trade Date.  Numbers in the table and examples below have been rounded for ease of analysis.

Final Price	Underlying Return*	Payment at Maturity	Securities Total Return at Maturity per $10.00 Issue Price1	Securities Total Return at Maturity per $9.80 Issue Price2
$82.38	100.00%	$13.35	33.50%	36.22%
$78.26	90.00%	$13.35	33.50%	36.22%
$74.14	80.00%	$13.35	33.50%	36.22%
$70.02	70.00%	$13.35	33.50%	36.22%
$65.90	60.00%	$13.35	33.50%	36.22%
$61.79	50.00%	$13.35	33.50%	36.22%
$57.67	40.00%	$13.35	33.50%	36.22%
$53.55	30.00%	$13.35	33.50%	36.22%
$49.43	20.00%	$13.35	33.50%	36.22%
$45.79	11.17%	$13.35	33.50%	36.22%
$45.31	10.00%	$13.00	30.00%	32.65%
$43.25	5.00%	$11.50	15.00%	17.35%
$41.19	0.00%	$10.00	0.00%	2.04%
$39.13	-5.00%	$10.00	0.00%	2.04%
$37.07	-10.00%	$10.00	0.00%	2.04%
$36.25	-12.00%	$9.80	-2.00%	0.00%
$32.95	-20.00%	$9.00	-10.00%	-8.16%
$28.83	-30.00%	$8.00	-20.00%	-18.37%
$24.71	-40.00%	$7.00	-30.00%	-28.57%
$20.60	-50.00%	$6.00	-40.00%	-38.78%
$16.48	-60.00%	$5.00	-50.00%	-48.98%
$12.36	-70.00%	$4.00	-60.00%	-59.18%
$8.24	-80.00%	$3.00	-70.00%	-69.39%
$4.12	-90.00%	$2.00	-80.00%	-79.59%
$0.00	-100.00%	$1.00	-90.00%	-89.80%

*. The Underlying Return excludes any cash dividend payments.

1 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the Issue Price of $10.00 per Security for all brokerage accounts.

2 The “total return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 principal amount Security to the Issue Price of $9.80 per Security, which is the Issue Price for investors in advisory accounts.  See “Supplemental Plan of Distribution” on page FWP-12 of this offering summary.

Example 1 – The closing price of the Underlying Equity increases 5.00% from the Initial Price of $41.19 to a Final Price of $43.25, resulting in an Underlying Return of 5.00%.  Because the Underlying Return of 5.00% multiplied by 3.00 is less than the Maximum Gain of 33.50%, the Issuer will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + ($10.00 × Underlying Return × Multiplier)

 $10.00 + ($10.00 x 5.00% x 3.00) = $10.00 + $1.50 = $11.50

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The Payment at Maturity of $11.50 per $10.00 principal amount Security represents a return on the principal amount of 15.00%, which corresponds to a total return on the Securities of 15.00% for brokerage account holders and 17.35% for advisory account holders.

Example 2 – The closing price of the Underlying Equity increases 20.00% from the Initial Price of $41.19 to a Final Price of $49.43, resulting in an Underlying Return of 20.00%.  Because the Underlying Return of 20.00% multiplied by 3.00 is greater than the Maximum Gain of 33.50%, the Issuer will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + ($10.00 x Maximum Gain)

 $10.00+ ($10.00 x 33.50%) = $10.00 + $3.35 = $13.35

The Payment at Maturity of $13.35 per $10.00 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 33.50%, which corresponds to a total return on the Securities of 33.50% for brokerage account holders and 36.22% for advisory account holders.

Example 3 – The closing price of the Underlying Equity decreases 5.00% from the Initial Price of $41.19 to a Final Price of $39.13, resulting in an Underlying Return of -5.00%.  Because the Underlying Return is negative, but the Underlying Equity has not declined by a percentage more than the Buffer Amount of 10%, the Issuer will repay the principal amount of the Securities at maturity.

The Payment at Maturity of $10.00 per $10.00 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.04% for advisory account holders.

Example 4 – The closing price of the Underlying Equity decreases 40.00% from the Initial Price of $41.19 to a Final Price of $24.71, resulting in an Underlying Return of -40.00%.  Because the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount of 10%, the Issuer will pay a Payment at Maturity calculated as follows per $10.00 principal amount Security:

$10.00 + [$10.00 x (Underlying Return + 10%)]

$10.00 + [$10.00 x (-40.00% + 10%)] = $7.00

The Payment at Maturity of $7.00 per $10.00 principal amount Security represents a loss on the principal amount of 30%, which is equal to the Underlying Return of -40.00% plus the Buffer Amount and corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the Underlying Return is negative and the Underlying Equity has declined by a percentage more than the Buffer Amount of 10%, at maturity the Issuer will pay less than the full principal amount, resulting in a loss of principal to investors that is equal to the depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date in excess of the Buffer Amount.

What Are the U.S. Federal Income Tax Consequences of Investing in the Securities?

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

♦	A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange.

♦
Upon sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the investor has held the Securities for more than one year.

Even if the treatment of the Securities as prepaid forward contracts is respected, the Securities may be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or settlement of the Securities would be recharacterized as ordinary income to the extent that such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its Securities in the underlying shares and sold those shares for their fair market value on the date its Securities are sold, exchanged or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the Securities, and the U.S. Holder would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years. U.S. persons should read the section of the accompanying preliminary pricing supplement called “United States Federal Tax Considerations – Potential Application of the Constructive Ownership Rules” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

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Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or settlement of the Securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on the Securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Securities should read the discussion under “United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

iShares® MSCI Emerging Markets Index Fund

General

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The investment advisor to the iShares® MSCI Emerging Markets Index Fund uses a representative sampling indexing strategy to manage the fund.  This means that the investment advisor invests in a representative sample of securities that, in the view of the investment advisor, has an investment profile similar to the MSCI Emerging Markets Index.  Thus, at any time, the iShares® MSCI Emerging Markets Index Fund may not hold all of the securities in the MSCI Emerging Markets Index.  Funds that employ a representative sampling strategy may incur tracking error to a greater extent than a fund that seeks to replicate an index by holding all of the securities in the index.  The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities included in the MSCI Emerging Markets Index and in depositary receipts representing such securities.  The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, derivative contracts and cash and cash equivalents.

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This offering summary relates only to the Securities offered hereby and does not relate to the Underlying Equity. We have derived all disclosures contained in this offering summary relating to the Underlying Equity from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, none of the Issuer, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Equity. None of the Issuer, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Equity is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the closing price of the Underlying Equity (and therefore the closing price of the Underlying Equity at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Equity could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Underlying Equity.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Equity. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Equity.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any

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member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It has a base date of December 31, 1987 and an initial level of 100. As of November 4, 2011, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indexes:  Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra, the provider of the MSCI Emerging Markets Index, on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i) define the equity universe of listed securities within the emerging market countries;

(ii) adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the Maturity Date of the Securities. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet

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specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. and Barra, Inc. MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, the Issuer, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Historical Information

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices, as well as the end-of-period closing prices, of the Underlying Equity from January 3, 2006 through November 4, 2011.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  These historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Securities may be. Any historical upward or downward trend in the price of the Underlying Equity during any period set forth below is not an indication that the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the closing price of the Underlying Equity on the Final Valuation Date.

High	Low	Period End
2006
Quarter
First	$33.59	30.43	$33.02
Second	$37.03	27.34	$31.23
Third	$33.14	$29.20	$32.29
Fourth	$38.15	$31.80	$38.10
2007
Quarter
First	$39.53	$35.03	$38.75
Second	$44.42	$39.13	$43.82
Third	$50.11	$39.50	$49.78
Fourth	$55.64	$47.27	$50.10
2008
Quarter
First	$50.37	$42.17	$44.79
Second	$51.70	$44.43	$45.19
Third	$44.43	$31.33	$34.53
Fourth	$33.90	$18.22	$24.97
2009
Quarter
First	$27.09	$19.94	$24.81
Second	$34.64	$25.65	$32.23
Third	$39.29	$30.75	$38.91
Fourth	$42.07	$37.56	$41.50
2010
Quarter
First	$43.22	$36.83	$42.12

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High	Low	Period End
Second	$43.98	$36.16	$37.32
Third	$44.77	$37.59	$44.77
Fourth	$48.58	$44.77	$47.62
2011
Quarter
First	$48.69	$44.63	$48.69
Second	$50.21	$45.50	$47.60
Third	$48.46	$34.95	$35.07
Fourth (through November 4, 2011)	$42.80	$34.36	$41.19

The following graph sets forth the historical performance of the Underlying Equity based on the daily closing prices of the Underlying Equity from January 3, 2006 through November 4, 2011.  The closing price of the Underlying Equity on November 4, 2011 was $41.19.   Past movements of the Underlying Equity are not indicative of future prices of the Underlying Equity.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from the Issuer, and the Issuer has agreed to sell to Citigroup Global Markets, $       principal amount of Securities (        Securities) for $9.80 per Security, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer the Securities to UBS at the public offering price less a selling concession of $0.20 per Security for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.  Citigroup Global Markets will pay the applicable selling concession to UBS and their financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, the Issuer expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Key Risks—The Inclusion of Underwriting Fees and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this offering summary, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

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Citigroup Global Markets is an affiliate of the Issuer.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client. Plan of

ERISA Matters

Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Additional Considerations

As more fully described in the accompanying preliminary pricing supplement, if no closing price is available or there is a market disruption event on the Final Valuation Date, the Calculation Agent may determine the closing price in accordance with the procedures set forth in the accompanying preliminary pricing supplement or postpone the Final Valuation Date for up to three consecutive trading days.  In addition, if the Underlying Equity is delisted or suspended from trading, the Calculation Agent may determine the closing price by reference to a successor or substitute security.  If the Underlying Equity is liquidated or otherwise terminated, the Calculation Agent may determine the closing price by reference to the closing value of the Underlying Index or any successor index. You should refer to the section “Description of the Securities—Delisting or Suspension of Trading in, or Termination of, the Fund; Termination of the Underlying Index; Alteration of Method of Calculation” in the accompanying preliminary pricing supplement for more information.

In case of default in payment at maturity of the Securities, the Securities will bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

© 2011 Citigroup Global Markets Inc. All rights reserved.

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